Exhibit 99.1

Genworth Financial Announces Fourth Quarter 2015 Results

Net Operating Loss Of $0.17 Per Share And Net Loss Per Share Of $0.59 Driven By Annual Assumption Updates In Life Insurance; Loss On Sale From Previously Announced Business Divestitures Also Impacted Net Loss

•	GAAP Annual Assumption Review Complete

•	Long Term Care Insurance (LTC) Active Life GAAP Margin Of Approximately $2.5 To $3.0 Billion; Statutory Margin Testing Underway And Subject To Regulatory Discussion

•	Universal Life[1] After-Tax Charges Of $194 Million Reflecting Updates To Persistency, Long Term Interest Rates, Mortality And Other Refinements

•	Net Loss & Net Operating Loss Include Aggregate Unfavorable Items In Universal Life Of $0.39 Per Diluted Share And Net Favorable Items In LTC Of $0.02 Per Diluted Share

•	Continued Solid Loss Ratio Performance In U.S., Canada & Australia Mortgage Insurance Businesses

•	Maintained Strong Capital Positions & Solid Holding Company Liquidity

•	Initiating U.S. Life Restructuring Plan To Separate And Isolate LTC And Suspend Sales Of Traditional Life And Fixed Annuity Products

Richmond, VA (February 4, 2016) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the period ended December 31, 2015. The company reported a net loss2 of $292 million, or $0.59 per diluted share, compared with a net loss of $760 million, or $1.53 per diluted share, in the fourth quarter of 2014. Net operating loss3 for the fourth quarter of 2015 was $82 million, or $0.17 per diluted share, compared with a net operating loss of $415 million, or $0.83 per diluted share, in the fourth quarter of 2014. The net loss and net operating loss in the quarter include net after-tax charges of $184 million, or $0.37 per diluted share, primarily driven by assumption updates in universal life insurance. Additionally, the net loss includes an after-tax loss of $134 million related to the pending sale of the European mortgage insurance business and an additional after-tax loss of $73 million related to the completed lifestyle protection insurance business sale.

The company reported a net loss of $615 million, or $1.24 per diluted share, in 2015, compared with a net loss of $1,244 million, or $2.51 per diluted share, in 2014. The company reported net operating income of $255 million, or $0.51 per diluted share, in 2015, compared with a net operating loss of $398 million, or $0.80 per diluted share, in 2014.

“We are pleased with the continued strong performance of our mortgage insurance businesses,” said Tom McInerney, President and CEO. “In our U.S. life insurance businesses, we are actively pursuing multiple restructuring actions to separate and isolate our LTC business and narrow our commercial focus, including through the suspension of traditional life and fixed annuity sales.”

[1]	Includes both universal life and term universal life insurance.
[2]	Unless otherwise stated, all references in this press release to net loss, net loss per share, book value, book value per share and stockholders’ equity should be read as net loss available to Genworth’s common stockholders, net loss available to Genworth’s common stockholders per share, book value available to Genworth’s common stockholders, book value available to Genworth’s common stockholders per share and stockholders’ equity available to Genworth’s common stockholders, respectively.
[3]	This is a financial measure not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

Strategic Update

In 2016, the company plans to initiate a series of internal restructuring actions aimed at separating and isolating its LTC business, subject to regulatory and other potential third-party approvals. These actions are focused on addressing LTC legacy block issues that continue to pressure ratings across the organization.

Also, the company has decided to suspend all sales of traditional life insurance and fixed annuity products in the first quarter of 2016 given the continued impact of ratings and recent sales levels of these products. This action is expected to reduce cash expenses by approximately $50 million pre-tax annually and the company expects to record an approximately $15 million pre-tax restructuring charge in the first quarter of 2016 related to this decision. In addition, and as previously announced, the company still expects to achieve annualized cash expense reductions of $100 million pre-tax or more. Actions taken in 2015 are expected to reduce cash expenses by approximately $90 to $100 million pre-tax on an annualized basis, bringing total expected cash expense reductions to $150 million or more.

As of December 31, 2015, the U.S. mortgage insurance (MI) business was compliant with the private mortgage insurer eligibility requirements (PMIERs) capital requirements, with a prudent buffer. The company generated a total of approximately $535 million in PMIERs capital credit in 2015 from three reinsurance transactions approved by the government-sponsored enterprises (GSEs) covering the 2009 through 2015 books of business as well as the intercompany sale of its ownership of affiliated preferred securities for approximately $200 million. With regard to the executed reinsurance transactions, the GSEs reserve the right to reassess the PMIERs capital credit on those transactions if certain conditions are not met, including if the statutory risk-to-capital ratio of the business exceeds 18:1. The company intends to maintain a prudent level of capital in excess of the PMIERs capital requirements.

In January 2016, the company completed the sale of certain blocks of term life insurance to Protective Life Insurance Company. The company expects this transaction to generate capital of approximately $100 to $150 million in aggregate to Genworth, which includes an expected tax payment of over $200 million to the holding company that is scheduled to be settled in July 2016, partially offset by a decrease in the unassigned surplus of the U.S. life insurance companies.

In December 2015, the company completed the sale of its lifestyle protection insurance business to AXA with estimated net proceeds of approximately $400 million, subject to post-closing adjustments. In January 2016, the company redeemed its senior notes due in 2016 using $321 million of proceeds from this transaction.

During the fourth quarter, the company announced it had entered into an agreement to sell its European mortgage insurance business to AmTrust Financial Services, Inc. that is expected to result in net proceeds of approximately $55 million to the U.S. MI business. The transaction is expected to close in the first quarter of 2016 and is subject to customary conditions, including requisite regulatory approvals.

Consolidated Net Loss & Net Operating Income (Loss)
	Three months ended December 31 (Unaudited)					Twelve months ended December 31 (Unaudited)
	2015		2014			2015		2014
(Amounts in millions, except per share)	Total	Per diluted share	Total	Per diluted share	Total % change	Total	Per diluted share	Total	Per diluted share	Total % change
Net loss available to Genworth’s common stockholders	$(292)	$(0.59)	$(760)	$(1.53)	62%	$(615)	$(1.24)	$(1,244)	$(2.51)	51%
Net operating income (loss)	$(82)	$(0.17)	$(415)	$(0.83)	80%	$255	$0.51	$(398)	$(0.80)	164%
Weighted average diluted shares[4]	497.6		496.7			497.4		496.4

	Three months ended December 31 (Unaudited)
	2015		2014
Book value per share	$25.76		$30.04
Book value per share, excluding accumulated other comprehensive income (loss)	$19.71		$21.09

In the fourth quarter of 2015, the company changed how it reviews its operating businesses and no longer has separate reporting divisions. Under this new structure, the company has the following five operating business segments: U.S. Mortgage Insurance; Canada Mortgage Insurance; Australia Mortgage Insurance; U.S. Life Insurance (which includes its LTC, life insurance and fixed annuities businesses); and Runoff (which includes the results of non-strategic products which are no longer actively sold). In addition to the five operating business segments, the company also has Corporate and Other activities which include debt financing expenses that are incurred at the Genworth Holdings level, unallocated corporate income and expenses, eliminations of inter-segment transactions and the results of other businesses that are managed outside of the operating segments, including certain smaller international mortgage insurance businesses and discontinued operations. Financial information has been updated for all periods to reflect the reorganized segment reporting structure.

[4]	Under applicable accounting guidance, companies in a loss position are required to use basic weighted-average common shares outstanding in the calculation of diluted loss per share. Therefore, as a result of the loss from continuing operations, the company was required to use basic weighted-average common shares outstanding in the calculation of diluted loss per share as the inclusion of shares for stock options, restricted stock units and stock appreciation rights of 1.4 million, 1.3 million and 3.2 million, respectively, for the three months ended December 31, 2015, September 30, 2015 and December 31, 2014 and 1.6 million and 5.6 million, respectively, for the twelve months ended December 31, 2015 and 2014 would have been antidilutive to the calculation. If the company had not incurred a loss from continuing operations in these periods, dilutive potential weighted-average common shares outstanding would have been 499.0 million, 498.7 million and 499.9 million, respectively, for the three months ended December 31, 2015, September 30, 2015 and December 31, 2014 and 499.0 million and 502.0 million, respectively, for the twelve months ended December 31, 2015 and 2014. Since it had net operating income for the three months ended September 30, 2015 and the twelve months ended December 31, 2015, the company used 498.7 million and 499.0 million, respectively, diluted weighted-average common shares outstanding in the calculation of diluted net operating income per common share.

Net investment losses, net of taxes and other adjustments, were zero in the quarter, compared to $22 million in the prior quarter and $4 million in the prior year. Total impairments, net of tax, were $9 million in the quarter, compared to $6 million in the prior quarter and none in the prior year.

Net investment income decreased to $781 million in the quarter, compared to $783 million in the prior quarter and $797 million in the prior year primarily from unfavorable foreign exchange and the continued impact from the low interest rate environment. The reported yield for the current quarter was 4.45 percent. The core yield3 was 4.35 percent, down from the prior quarter.

Net operating income (loss) results are summarized in the table below:

Net Operating Income (Loss) (Amounts in millions)	Q4 15	Q3 15	Q4 14
U.S. Mortgage Insurance	$41	$37	$21
Canada Mortgage Insurance	37	38	36
Australia Mortgage Insurance	22	21	33
U.S. Life Insurance	(135)	40	(482)
Runoff	11	(4)	16
Corporate and Other	(58)	(68)	(39)

Total Net Operating Income (Loss)	$(82)	$64	$(415)

Net operating income (loss) represents net operating income (loss) from continuing operations excluding net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and other adjustments, net of taxes. A reconciliation of net operating income (loss) of segments and Corporate and Other activities to net loss is included at the end of this press release.

Unless specifically noted in the discussion of results for mortgage insurance businesses in Canada and Australia, references to percentage changes exclude the impact of translating foreign denominated activity into U.S. dollars (foreign exchange). Percentage changes, which include the impact of foreign exchange, are found in a table at the end of this press release. The impact of foreign exchange on results in the fourth quarter of 2015 was an unfavorable $8 million and $6 million versus the prior year in the mortgage insurance businesses in Canada and Australia, respectively.

U.S. Mortgage Insurance

Operating Metrics (Dollar amounts in millions)	Q4 15	Q3 15	Q4 14
Net operating income	$41	$37	$21
New insurance written
Primary flow	$7,800	$9,300	$6,900
Loss ratio	39%	43%	61%

U.S. MI net operating income was $41 million, compared with $37 million in the prior quarter and $21 million in the prior year. The loss ratio in the current quarter was 39 percent, down four points sequentially from a slight decrease in new delinquencies, continued growth in insurance in force resulting in higher earned premiums and the impact of prior period cancellations. The loss ratio was down 22 points from the prior year reflecting the continued decline in delinquencies from the 2005 to 2008 book years.

Flow new insurance written (NIW) of $7.8 billion decreased 16 percent from the prior quarter from a seasonally smaller purchase originations market but increased 13 percent versus the prior year primarily from a larger purchase originations market. During the fourth quarter, the company’s concentration of single premium lender paid NIW was in line with the prior quarter as it continues its selective participation in this market. Future volumes of this product will vary in part depending on the company’s evaluation of the risk return profile of these transactions. The business’s insurance in force grew approximately seven percent during 2015 driven by an expanding purchase originations market, increased market share and its differentiated service offerings.

Canada Mortgage Insurance

Operating Metrics (Dollar amounts in millions)	Q4 15	Q3 15	Q4 14
Net operating income	$37	$38	$36
New insurance written
Flow	$4,700	$6,600	$5,500
Bulk	$7,300	$4,800	$2,300
Loss ratio	23%	21%	26%

Canada reported net operating income of $37 million versus $38 million in the prior quarter and $36 million in the prior year. The loss ratio in the quarter was 23 percent, up two points from the prior quarter driven by a seasonal increase in new delinquencies, net of cures, primarily from Alberta and Quebec and down three points compared to the prior year. Results included unfavorable foreign exchange of $8 million and lower expenses versus the prior year. Flow NIW was down 26 percent5 sequentially from a seasonally smaller originations market and was flat5 year over year. In addition, the company completed several bulk transactions in the quarter of approximately $7.3 billion, consisting of low loan-to-value prime loans, given strong lender demand.

Australia Mortgage Insurance

Operating Metrics (Dollar amounts in millions)	Q4 15	Q3 15	Q4 14
Net operating income	$22	$21	$33
New insurance written
Flow	$4,600	$6,300	$8,000
Bulk	$—	$—	$100
Loss ratio	17%	29%	15%

[5]	Percent change excludes the impact of foreign exchange.

Australia reported net operating income of $22 million versus $21 million in the prior quarter and $33 million in the prior year. The loss ratio in the quarter was 17 percent, down 12 points sequentially and up two points from the prior year. Results in the prior quarter included actuarial updates that had a negligible impact on earnings, but did unfavorably impact the third quarter loss ratio by approximately seven points. New delinquencies were down 14 percent sequentially and cures were down seven percent sequentially from normal seasonal variation, including improved performance in Queensland and stable performance in Western Australia. Results versus the prior year were also impacted by an unfavorable $9 million related to the company’s further sell down of approximately 14 percent of its ownership in the Australia business in May 2015 and unfavorable foreign exchange of $6 million. Flow NIW was down 24 percent5 sequentially and down 30 percent5 year over year from a smaller high loan-to-value originations market primarily driven by regulatory focus on the market and tightened lender risk appetite.

U.S. Life Insurance

Operating Metrics (Amounts in millions)	Q4 15	Q3 15	Q4 14
Net operating income (loss)
Long Term Care Insurance	$19	$(10)	$(506)
Life Insurance	(173)	31	1
Fixed Annuities	19	19	23

Total U.S. Life Insurance	$(135)	$40	$(482)

Sales
Long Term Care Insurance
Individual	$8	$7	$17
Group	2	1	6
Life Insurance
Term Life	6	7	11
Universal Life	3	2	7
Linked Benefits	1	3	5
Fixed Annuities	314	260	495

Long Term Care Insurance

LTC had net operating income of $19 million, compared with a net operating loss of $10 million in the prior quarter and a net operating loss of $506 million in the prior year.

During the quarter, the company completed its annual review of GAAP active life margins or loss recognition testing. GAAP loss recognition testing margins for the business written since late 1995 were approximately $2.5 to $3.0 billion as higher expected future claim costs were more than offset by the impact of future in force rate actions. The company continues to separately test its acquired LTC blocks (representing business written prior to late 1995) for recoverability as part of testing its GAAP loss recognition margins. The GAAP loss recognition testing margin for the acquired block was slightly positive and did not require an increase to reserves in the quarter. Results in the quarter also reflected $10 million of after-tax favorable items, due largely to assumption updates to loss adjustment expenses impacting claim reserves, partially offset by corrections primarily related to reinsurance. Results in the prior quarter included net unfavorable items of $21 million after-tax while results in the prior year included $494 million after-tax of unfavorable items.

Existing claims results were unfavorable versus the prior quarter from lower terminations, but favorable versus the prior year from higher terminations. Additionally, results from new claims were unfavorable versus the prior year from an increase in new claim counts and higher severity given the mix of new claims with a higher average reserve. Results in the current quarter also reflected less favorable experience from policies not on claim primarily related to the acquired block of policies. The loss ratio in the current quarter was approximately 73 percent.

Results for the quarter included a favorable impact from higher premiums and reduced benefit options of $38 million after-tax versus the prior quarter and $55 million after-tax versus the prior year related to premium increases from in force rate actions approved and implemented to date. Results in the quarter also reflected a $4 million after-tax increase to reserves associated with profits followed by losses on business written since late 1995. Individual LTC sales of $8 million were higher than the prior quarter, but lower than the prior year.

Life Insurance

Life insurance had a net operating loss of $173 million, compared with net operating income of $31 million in the prior quarter and net operating income of $1 million in the prior year. During the quarter, the company completed its annual review of life assumptions and recorded an after-tax charge of $194 million associated with its universal life insurance products, including $36 million of corrections related to reinsurance inputs. The charge reduced the total life insurance products’ deferred acquisition cost (DAC) and other intangible assets by four percent and increased reserves by two percent versus the prior year reflecting updated assumptions for persistency, long term interest rates, mortality and other refinements. In addition to these initial charges, the assumption changes resulted in an unfavorable $4 million after-tax impact in the fourth quarter, as compared to prior periods, and are also expected to increase future reserve growth and DAC amortization in similar amounts. Results in the prior year reflected a $32 million unfavorable item. Sales of $10 million decreased compared to the prior quarter and the prior year.

Fixed Annuities

Fixed annuities net operating income was $19 million, compared with $19 million in the prior quarter and $23 million in the prior year. Results in the quarter reflect unfavorable impacts from mortality and lower bond call income versus the prior year. Sales in the quarter totaled $314 million, up sequentially and down versus the prior year.

Runoff

Runoff net operating income was $11 million, compared with a net operating loss of $4 million in the prior quarter and net operating income of $16 million in the prior year reflecting favorable equity market performance versus both the prior quarter and prior year, but less favorable taxes versus the prior year.

Corporate And Other

Corporate and Other net operating loss was $58 million, compared with $68 million in the prior quarter and $39 million in the prior year. Results in the prior quarter included legal accruals and expenses of $17 million after-tax. Results versus the prior quarter and prior year reflected less favorable taxes.

Capital & Liquidity

Genworth maintains solid capital positions in its operating subsidiaries.

Key Capital & Liquidity Metrics (Dollar amounts in millions)	Q4 15	Q3 15	Q4 14
U.S. MI
Consolidated Risk-To-Capital Ratio[6]	16.3:1	14.3:1	14.5:1
Genworth Mortgage Insurance Corporation Risk-To-Capital Ratio[6]	16.4:1	14.3:1	14.3:1
Canada MI
Minimum Capital Test (MCT) Ratio[6]	233%	228%	225%
Australia MI
Prescribed Capital Amount (PCA) Ratio[6]	159%	167%	159%
U.S. Life Companies
Consolidated Risk-Based Capital (RBC) Ratio[6]	430%	444%	438%
Unassigned Surplus[6]	$(70)	$75	$155
Holding Company Cash[7] and Liquid Assets[8]	$1,374	$983	$1,103

Key Points

•	$117 million of dividends and payments from the operating subsidiaries were paid to the holding company during the fourth quarter, including $55 million from the buyback of Australia mortgage insurance business shares. In addition, the holding company received $325 million of proceeds related to the sale of the lifestyle protection insurance business in December 2015 and anticipates to receive approximately $50 million during 2016;

•	U.S. MI risk-to-capital increased in the quarter as Genworth Mortgage Insurance Corporation eliminated all outstanding intercompany surplus notes reducing the concentration of affiliate assets with no PMIERs impact;

•	U.S. MI business was compliant with the PMIERs capital requirements with a buffer as of December 31, 2015;

•	Unassigned surplus and RBC ratio declined versus the prior quarter in part from updates to assumptions for mortality, utilization and other refinements related to the company’s annual review of assumptions in variable annuity products;

[6]	Company estimate for the fourth quarter of 2015, due to timing of the filing of statutory statements.
[7]	Holding company cash & liquid assets comprises assets held in Genworth Holdings, Inc. (the issuer of outstanding public debt) which is a wholly-owned subsidiary of Genworth Financial, Inc.
[8]	Comprises cash and cash equivalents of $1,124 million, $733 million and $953 million, respectively, and U.S. government bonds of $250 million, $250 million and $150 million, respectively, as of December 31, 2015, September 30, 2015 and December 31, 2014.

•	In January 2016, Genworth Holdings completed the redemption of its senior notes due in 2016 for $321 million using proceeds from the sale of the lifestyle protection insurance business;

•	The holding company ended the fourth quarter with approximately $1.4 billion of cash and liquid assets, representing a buffer of $907 million in excess of one and a half times annual debt service and restricted cash. When adjusting for the cash used for the January 2016 redemption of the senior notes due in 2016, the buffer would have been $586 million; and

•	The holding company targets maintaining cash balances of at least one and a half times its annual debt service expense plus a risk buffer of $350 million.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a leading Fortune 500 insurance holding company committed to helping families become more financially secure, self-reliant and prepared for the future. Genworth has leadership positions in mortgage insurance and long term care insurance and product offerings in life insurance and fixed annuities that assist consumers in solving their home ownership, insurance and retirement needs. Headquartered in Richmond, Virginia, Genworth traces its roots back to 1871 and became a public company in 2004. For more information, visit genworth.com.

From time to time, Genworth releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of genworth.com. From time to time, Genworth’s publicly traded subsidiaries, Genworth MI Canada Inc. and Genworth Mortgage Insurance Australia Limited, separately release financial and other information about their operations. This information can be found at http://genworth.ca and http://www.genworth.com.au.

Conference Call and Financial Supplement Information

This press release and the fourth quarter 2015 financial supplement are now posted on the company’s website. Additional information regarding business results and strategic update will be posted on the company’s website, http://investor.genworth.com, by 7:30 a.m. on February 5, 2016. Investors are encouraged to review these materials.

Genworth will conduct a conference call on February 5, 2016 at 8:00 a.m. (ET) to discuss business results, its annual assumption reviews and margin testing, and provide a progress update on strategic priorities. The conference call will be accessible via telephone and the Internet. The dial-in number for the conference call is 877 888.4034 or 913 489.5101 (outside the U.S.); conference ID # 858342. To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

Replays of the call will be available through February 19, 2016 at 888 203.1112 or 719 457.0820 (outside the U.S.); conference ID # 858342. The webcast will also be archived on the company’s website.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measures entitled “net operating income (loss)” and “net operating income (loss) per common share.” Net operating income (loss) per common share is derived from net operating income (loss). The chief operating decision maker evaluates segment performance and allocates resources on the basis of net operating income (loss). The company defines net operating income (loss) as income (loss) from continuing operations excluding the after-tax effects of income attributable to noncontrolling interests, net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and infrequent or unusual non-operating items. Gains (losses) on insurance block transactions are defined as gains (losses) on the early extinguishment of non-recourse funding obligations, early termination fees for other financing restructuring and/or resulting gains (losses) on reinsurance restructuring for certain blocks of business. The company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the company’s segments and Corporate and Other activities. A component of the company’s net investment gains (losses) is the result of impairments, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions and restructuring costs are also excluded from net operating income (loss) because, in the company’s opinion, they are not indicative of overall operating trends. Infrequent or unusual non-operating items are also excluded from net operating income (loss) if, in the company’s opinion, they are not indicative of overall operating trends.

While some of these items may be significant components of net income (loss) available to Genworth’s common stockholders in accordance with GAAP, the company believes that net operating income (loss) and measures that are derived from or incorporate net operating income (loss), including net operating income (loss) per common share on a basic and diluted basis, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses net operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. However, the items excluded from net operating income (loss) have occurred in the past and could, and in some cases will, recur in the future. Net operating income (loss) and net operating income (loss) per common share on a basic and diluted basis are not substitutes for net income (loss) available to Genworth’s common stockholders or net income (loss) available to Genworth’s common stockholders per common share on a basic and diluted basis determined in accordance with GAAP. In addition, the company’s definition of net operating income (loss) may differ from the definitions used by other companies.

In the fourth quarter of 2014, the company recorded goodwill impairments of $129 million, net of taxes, in the long term care insurance business and $145 million, net of taxes, in the life insurance business. In the third quarter of 2014, the company recorded goodwill impairments of $167 million, net of taxes, in the long term care insurance business and $350 million, net of taxes, in the life insurance business.

The company recognized an estimated loss of $134 million, net of taxes, in the fourth quarter of 2015 for the planned sale of the mortgage insurance business in Europe, as well as a tax charge of $7 million in the third quarter of 2015 from potential business portfolio changes related to this business resulting in a total estimated loss on sale of $141 million in 2015.

In the third quarter of 2015, the company paid an early redemption payment of approximately $1 million, net of taxes and portion attributable to noncontrolling interests, related to the early redemption of Genworth Financial Mortgage Insurance Pty Limited’s notes that were scheduled to mature in 2021. In the third quarter of 2015, the company also repurchased approximately $50 million principal amount of Genworth Holdings, Inc.’s notes with various maturity dates for a loss of $1 million, net of taxes. In the second quarter of 2014, the company paid an early redemption payment of approximately $2 million, net of taxes and portion attributable to noncontrolling interests, related to the early redemption of Genworth MI Canada Inc.’s notes that were scheduled to mature in 2015. These transactions were excluded from net operating income (loss) for the periods presented as they related to a loss on the early extinguishment of debt.

In the third quarter of 2015, the company recorded a DAC impairment of $296 million, net of taxes, on certain term life insurance policies in connection with entering into an agreement to complete a life block transaction.

In the fourth and second quarters of 2015, the company recorded an after-tax expense of $3 million and $2 million, respectively, related to restructuring costs as part of an expense reduction plan as the company evaluates and appropriately sizes its organizational needs and expenses.

There were no infrequent or unusual items excluded from net operating income (loss) during the periods presented other than the following items. There was a $205 million net tax impact in the fourth quarter of 2014 from potential business portfolio changes. The company recognized a tax charge of $174 million in the fourth quarter of 2014 associated with the Australian mortgage insurance business as the company can no longer assert its intent to permanently reinvest earnings in that business. In connection with the company’s plans to sell the lifestyle protection insurance business, the company made a change to the permanent reinvestment assertion on one of its legal entities recognizing tax expense of $31 million in the fourth quarter of 2014.

The tables at the end of this press release reflect net operating income (loss) as determined in accordance with accounting guidance related to segment reporting, and a reconciliation of net operating income (loss) of the company’s segments and Corporate and Other activities to net loss available to Genworth’s common stockholders for the three and twelve months ended December 31, 2015 and 2014, as well as for the three months ended September 30, 2015.

Adjustments to reconcile net income (loss) attributable to Genworth’s common stockholders and net operating income (loss) assume a 35 percent tax rate and are net of the portion attributable to noncontrolling interests. Net investment gains (losses) are also adjusted for DAC and other intangible amortization and certain benefit reserves.

This press release includes the non-GAAP financial measure entitled “core yield” as a measure of investment yield. The company defines core yield as the investment yield adjusted for those items that are not recurring in nature. Management believes that analysis of core yield enhances understanding of the investment yield of the company. However, core yield is not a substitute for investment yield determined in accordance with GAAP. In addition, the company’s definition of core yield may differ from the definitions used by other companies. A reconciliation of core yield to reported GAAP yield is included in a table at the end of this press release.

Results of Operations by Segment

In the first quarter of 2015, the company revised how it allocates the consolidated provision for income taxes to its operating segments to simplify the process and reflect how the chief operating decision maker is evaluating segment performance. The revised methodology applies a specific tax rate to the pre-tax income (loss) of each segment, which is then adjusted in each segment to reflect the tax attributes of items unique to that segment such as foreign income. The difference between the consolidated provision for income taxes and the sum of the provision for income taxes in each segment is reflected in Corporate and Other activities. Previously, the company calculated a unique income tax provision for each segment based on quarterly changes to tax attributes and implications of transactions specific to each product within the segment.

The annually-determined tax rates and adjustments to each segment’s provision for income taxes are estimates which are subject to review and could change from year to year. Prior year amounts have not been re-presented to reflect this revised presentation and are, therefore, not comparable to the current year provision for income taxes by segment. However, the company does not believe that the previous methodology would have resulted in a materially different segment-level provision for income taxes.

Definition of Selected Operating Performance Measures

The company reports selected operating performance measures including “sales” and “insurance in force” or “risk in force” which are commonly used in the insurance industry as measures of operating performance.

Management regularly monitors and reports sales metrics as a measure of volume of new and renewal business generated in a period. Sales refer to: (1) new insurance written for mortgage insurance; (2) annualized first-year premiums for long term care and term life insurance products; (3) annualized first-year deposits plus five percent of excess deposits for universal and term universal life insurance products; (4) 10 percent of premium deposits for linked-benefits products; and (5) new and additional premiums/deposits for fixed annuities. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers new insurance written, annualized first-year premiums/deposits, premium equivalents and new premiums/deposits to be a measure of the company’s operating performance because they represent a measure of new sales of insurance policies or contracts during a specified period, rather than a measure of the company’s revenues or profitability during that period.

Management regularly monitors and reports insurance in force and risk in force. Insurance in force for the mortgage insurance businesses is a measure of the aggregate face value of outstanding insurance policies as of the respective reporting date. For risk in force in the mortgage insurance businesses, the company has computed an “effective” risk in force amount, which recognizes that the loss on any particular loan will be reduced by the net proceeds received upon sale of the property. Risk in force for the U.S. mortgage insurance business is the obligation that is limited under contractual terms to the amounts less than 100 percent of the mortgage loan value. Effective risk in force has been calculated by applying to insurance in force a factor of 35 percent that represents the highest expected average per-claim payment for any one underwriting year over the life of the company’s businesses in Canada and Australia. In Australia, the company has certain risk share arrangements where it provides pro-rata coverage of certain loans rather than 100 percent coverage. As a result, for loans with these risk share arrangements, the applicable pro-rata coverage amount provided is used when applying the factor. The company considers insurance in force and risk in force to be measures of the company’s operating performance because they represent measures of the size of the business at a specific date which will generate revenues and profits in a future period, rather than measures of the company’s revenues or profitability during that period.

Management also regularly monitors and reports a loss ratio for the company’s businesses. For the mortgage insurance businesses, the loss ratio is the ratio of incurred losses and loss adjustment expenses to net earned premiums. For the long term care insurance business, the loss ratio is the ratio of benefits and other changes in reserves less tabular interest on reserves less loss adjustment expenses to net earned premiums. The company considers the loss ratio to be a measure of underwriting performance in these businesses and helps to enhance the understanding of the operating performance of the businesses.

An assumed tax rate of 35 percent is utilized in certain adjustments to net operating income (loss) and in the explanation of specific variances of operating performance and investment results.

These operating performance measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including, but not limited to, the following:

•

Risks relating to all of the company’s businesses, including: (i) inability to successfully execute strategic plans to effectively address the company’s current business challenges (including with respect to its long term care insurance business, ratings and capital), including as a result of the inability to complete the planned sale of the company’s European mortgage insurance business at all or on the terms anticipated and failure to attract buyers for any other businesses or other assets the company may seek to sell, or securities it may seek to issue, in each case, in a timely manner on anticipated terms; inability to generate required capital; failure to obtain any required regulatory, stockholder and/or noteholder approvals or consents, or the company’s challenges changing or being more costly or difficult to successfully address than currently anticipated or the benefits achieved being less than anticipated; inability to successfully develop more targeted product features and benefits, strengthen relationships with producers or achieve anticipated cost-savings in a timely manner; adverse tax or accounting charges; (ii) inability to obtain the necessary regulatory approvals and/or third party consents to execute on the company’s internal restructuring initiatives to separate and isolate its long term care insurance business; (iii) inability to achieve the anticipated or expected results from the company’s internal restructuring initiatives; (iv) inability to increase the capital needed in the company’s businesses in a timely manner and on anticipated terms, including through improved business performance, reinsurance or similar transactions, asset sales, securities offerings or otherwise, in each case as and when required; (v) inadequate reserves and the need to increase reserves, including as a result of any changes the company may make to its assumptions, methodologies or otherwise in connection with periodic or other reviews (including as a result of the company’s actual experience differing significantly from its assumptions); (vi) ineffective or inadequate risk management in identifying, controlling or mitigating risks; weaknesses in, or ineffective, internal controls; (vii) inaccurate models to price products, calculate reserves and value assets could have a material adverse impact on the company’s business, results of operations and financial condition; (viii) recent or future adverse rating agency actions, including with respect to rating downgrades or potential downgrades, being placed on negative outlook or being put on review for potential downgrade, all of which could have adverse implications for the company, including with respect to key business relationships, product offerings, business results of operations, financial condition and capital needs, strategic plans, collateral obligations and availability and terms of hedging, reinsurance and borrowings; (ix) inability to retain, attract and motivate qualified employees and independent sales representatives, particularly in the light of the company’s recent business challenges; (x) adverse change in regulatory requirements, including risk-based capital; (xi) dependence on dividends and other distributions from the company’s subsidiaries (particularly the company’s international subsidiaries) and the inability of any subsidiaries to pay dividends or make other distributions to the company, including as a result of the performance of the subsidiaries and insurance, regulatory or corporate law restrictions (including the unwillingness or inability of the subsidiary that indirectly owns most of the company’s interests in the Australian and Canadian mortgage insurance businesses to pay the dividends that it receives from those businesses as a result of the impact on its financial condition of its capital support for certain long term care insurance related reinsurance arrangements); (xii) downturns and volatility in global economies and equity and credit markets; (xiii) interest rates and changes in rates; (xiv) availability, affordability and adequacy of reinsurance to protect the company against losses; (xv) defaults by counterparties to reinsurance arrangements or derivative instruments; (xvi) changes in valuation of fixed maturity, equity and trading securities; (xvii) defaults or other events impacting the value of the company’s fixed maturity securities portfolio; (xviii) defaults on the company’s commercial mortgage loans or the mortgage loans underlying its investments in commercial mortgage-backed securities and volatility in performance; (xix) competitors; (xx) reliance on, and loss of, key customer or distribution relationships; (xxi) extensive regulation of the company’s businesses and changes in applicable laws and regulations; (xxii) litigation and regulatory investigations or other actions (including the two shareholder putative class action lawsuits alleging securities law violations filed against the company in 2014, including as further described below); (xxiii) the material weakness in the company’s internal control over financial reporting in the future; (xxiv) failure or any compromise of the security of the company’s computer systems, disaster recovery systems and business continuity plans and failures to safeguard, or breaches of, the company’s confidential information; (xxv) occurrence of natural or man-made disasters or a pandemic; (xxvi) impact of additional regulations pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act; (xxvii) changes in accounting and reporting standards; (xxviii) impairments of or valuation allowances against the company’s deferred tax assets; (xxix) accelerated amortization of DAC and present value of future profits (including as a result of any changes the company may make to its assumptions, methodologies or otherwise in connection with periodic or other reviews); (xxx) political and economic instability or changes in government policies; and (xxxi) fluctuations in foreign currency exchange rates and international securities markets;

•	Risks relating primarily to the company’s mortgage insurance businesses, including: (i) deterioration in economic conditions or a decline in home prices that adversely affect the company’s loss experience in its mortgage insurance businesses; (ii) competition in the company’s mortgage insurance businesses, including from government and government-owned and GSEs offering mortgage insurance; (iii) changes in regulations adversely affecting the mortgage insurance markets in which the company operates; (iv) inability to meet or maintain the requirements mandated by PMIERs because the GSEs amend them or changes to the GSE’s interpretation of the financial requirements; (v) inability of U.S. mortgage insurance subsidiaries to meet minimum statutory capital requirements and hazardous financial condition standards; (vi) the influence of Federal National Mortgage Association (Fannie Mae), Federal Home Loan Mortgage Corporation (Freddie Mac) and a small number of large mortgage lenders on the U.S. mortgage insurance market and adverse changes to the role or structure of Fannie Mae and Freddie Mac; (vii) increases in U.S. mortgage insurance default rates; (viii) uncertainty regarding anticipated benefits from loss mitigation actions or programs in the company’s mortgage insurance businesses; (ix) competition with GSEs may put the company at a disadvantage on pricing and other terms and conditions; (x) decreases in the volume of high loan-to-value mortgage originations or increases in mortgage insurance cancellations; (xi) increases in the use of alternatives to private mortgage insurance and reductions in the level of coverage selected; and (xii) potential liabilities in connection with the company’s U.S. contract underwriting services;

•	Risks relating primarily to the company’s long term care insurance, life insurance and annuities businesses, including: (i) the company’s inability to increase sufficiently, and in a timely manner, premiums on in-force long term care insurance policies and/or reduce in-force benefits, and charge higher premiums on new policies, in each case, as currently anticipated (including the future increases assumed in connection with the completion of the company’s margin reviews in the fourth quarters of 2014 and 2015) and as may be required from time to time in the future (including as a result of its failure to obtain any necessary regulatory approvals or unwillingness or inability of policyholders to pay increased premiums); the company’s inability to reflect future premium increases and other management actions in its margin calculation as anticipated; (ii) unanticipated adverse events or actions in connection with the suspension of sales of the company’s life insurance and fixed annuity products; (iii) failure to sufficiently increase demand for the company’s long term care insurance; (iv) adverse impact on the company’s financial results as a result of projected profits followed by projected losses (as is currently the case with the company’s long term care insurance business); (v) medical advances, such as genetic research and diagnostic imaging, and related legislation that impact policyholder behavior in ways adverse to the company; and (vi) inability to continue to implement actions to mitigate the impact of statutory reserve requirements;

•	Other risks, including: (i) the possibility that in certain circumstances the company will be obligated to make payments to General Electric Company (GE) under the tax matters agreement with GE even if its corresponding tax savings are never realized and payments could be accelerated in the event of certain changes in control; and (ii) provisions of the company’s certificate of incorporation and bylaws and the tax matters agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests; and

•	Risks relating to the company’s common stock, including: (i) the continued suspension of payment of dividends; and (ii) stock price fluctuations.

With respect to risks relating to the previously-disclosed litigation In re Genworth Financial, Inc. Securities Litigations, the court has scheduled a trial to begin on May 9, 2016, and the parties are currently engaging in a mediation process. The plaintiffs have recently taken the position that the class is entitled to recover per share and per bond amounts that, if the plaintiffs were to prevail, would, in the aggregate, be material. There can be no assurance that the mediation will result in a settlement and, if it does not, the company intends to continue to vigorously defend the lawsuit. The company cannot determine or predict the ultimate outcome of this litigation or provide an estimate or range of reasonably possible losses arising from this litigation. Nevertheless, the company believes that it is reasonably possible it will incur additional losses in resolving this litigation beyond the amounts already accrued and, if so, that it is reasonably possible the amount of such losses would be material.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

Contact Information:

Investors:	Amy Corbin, 804 662.2685
amy.corbin@genworth.com

Media:	Julie Westermann, 804 662.2423
julie.westermann@genworth.com

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,

	2015	2014	2015	2014
Revenues:
Premiums	$1,157	$1,214	$4,579	$4,700
Net investment income	781	797	3,138	3,142
Net investment gains (losses)	(16)	(11)	(75)	(22)
Policy fees and other income	234	229	906	909

Total revenues	2,156	2,229	8,548	8,729

Benefits and expenses:
Benefits and other changes in policy reserves	1,435	2,136	5,149	6,418
Interest credited	180	185	720	737
Acquisition and operating expenses, net of deferrals	433	299	1,309	1,138
Amortization of deferred acquisition costs and intangibles	207	128	966	453
Goodwill impairment	—	299	—	849
Interest expense	104	106	419	433

Total benefits and expenses	2,359	3,153	8,563	10,028

Loss from continuing operations before income taxes	(203)	(924)	(15)	(1,299)
Benefit for income taxes	(36)	(78)	(9)	(94)

Loss from continuing operations	(167)	(846)	(6)	(1,205)
Income (loss) from discontinued operations, net of taxes	(73)	138	(407)	157

Net loss	(240)	(708)	(413)	(1,048)
Less: net income attributable to noncontrolling interests	52	52	202	196

Net loss available to Genworth Financial, Inc.’s common stockholders	$(292)	$(760)	$(615)	$(1,244)

Loss from continuing operations available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$(0.44)	$(1.81)	$(0.42)	$(2.82)

Diluted	$(0.44)	$(1.81)	$(0.42)	$(2.82)

Net loss available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$(0.59)	$(1.53)	$(1.24)	$(2.51)

Diluted	$(0.59)	$(1.53)	$(1.24)	$(2.51)

Weighted-average shares outstanding:
Basic	497.6	496.7	497.4	496.4

Diluted[4]	497.6	496.7	497.4	496.4

Reconciliation of Net Operating Income (Loss) to Net Loss

(Amounts in millions, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,		Three months ended September 30, 2015
	2015	2014	2015	2014
Net operating income (loss):
U.S. Mortgage Insurance segment	$41	$21	$179	$91	$37
Canada Mortgage Insurance segment	37	36	152	170	38
Australia Mortgage Insurance segment	22	33	102	200	21
U.S. Life Insurance segment:
Long Term Care Insurance	19	(506)	29	(815)	(10)
Life Insurance	(173)	1	(80)	74	31
Fixed Annuities	19	23	94	100	19

Total U.S. Life Insurance segment	(135)	(482)	43	(641)	40

Runoff segment	11	16	27	48	(4)
Corporate and Other	(58)	(39)	(248)	(266)	(68)

Net operating income (loss)	(82)	(415)	255	(398)	64
Adjustments to net operating income (loss):
Net investment gains (losses), net (see below for reconciliation)	—	(4)	(19)	(5)	(22)
Goodwill impairment, net	—	(274)	—	(791)	—
Gains (losses) on sale of businesses, net	(134)	—	(141)	—	(7)
Gains (losses) on early extinguishment of debt, net	—	—	(2)	(2)	(2)
Gains (losses) from life block transactions, net	—	—	(296)	—	(296)
Expenses related to restructuring, net	(3)	—	(5)	—	—
Tax impact from potential business portfolio changes	—	(205)	—	(205)	—

Loss from continuing operations available to Genworth Financial, Inc.’s common stockholders	(219)	(898)	(208)	(1,401)	(263)
Net income attributable to noncontrolling interests	52	52	202	196	46

Loss from continuing operations	(167)	(846)	(6)	(1,205)	(217)
Income (loss) from discontinued operations, net of taxes	(73)	138	(407)	157	(21)

Net loss	(240)	(708)	(413)	(1,048)	(238)
Less: net income attributable to noncontrolling interests	52	52	202	196	46

Net loss available to Genworth Financial, Inc.’s common stockholders	$(292)	$(760)	$(615)	$(1,244)	$(284)

Net loss available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$(0.59)	$(1.53)	$(1.24)	$(2.51)	$(0.57)

Diluted	$(0.59)	$(1.53)	$(1.24)	$(2.51)	$(0.57)

Net operating income (loss) per common share:
Basic	$(0.17)	$(0.83)	$0.51	$(0.80)	$0.13

Diluted	$(0.17)	$(0.83)	$0.51	$(0.80)	$0.13

Weighted-average shares outstanding:
Basic	497.6	496.7	497.4	496.4	497.4

Diluted[4]	497.6	496.7	497.4	496.4	497.4

Reconciliation of net investment gains (losses):
Net investment gains (losses), gross	$(16)	$(11)	$(75)	$(22)	$(51)
Adjustments for:
Deferred acquisition costs and other intangible amortization and certain benefit reserves	12	1	35	14	9
Net investment gains (losses) attributable to noncontrolling interests	3	1	9	—	8
Taxes	1	5	12	3	12

Net investment gains (losses), net of taxes and other adjustments	$—	$(4)	$(19)	$(5)	$(22)

Condensed Consolidated Balance Sheets

(Amounts in millions)

	December 31, 2015	December 31, 2014
Assets
Cash, cash equivalents and invested assets	$75,746	$77,078
Deferred acquisition costs	4,398	4,852
Intangible assets and goodwill	357	265
Reinsurance recoverable	17,245	17,291
Deferred tax and other assets	675	479
Separate account assets	7,883	9,208
Assets held for sale	127	2,143

Total assets	$106,431	$111,316

Liabilities and equity
Liabilities:
Future policy benefits	$36,475	$35,915
Policyholder account balances	26,209	26,032
Liability for policy and contract claims	8,095	7,881
Unearned premiums	3,308	3,485
Deferred tax and other liabilities	3,028	4,092
Borrowings related to securitization entities	179	219
Non-recourse funding obligations	1,920	1,981
Long-term borrowings	4,570	4,612
Separate account liabilities	7,883	9,208
Liabilities held for sale	127	1,094

Total liabilities	91,794	94,519

Equity:
Common stock	1	1
Additional paid-in capital	11,949	11,997

Accumulated other comprehensive income (loss):
Net unrealized investment gains (losses):
Net unrealized gains (losses) on securities not other-than-temporarily impaired	1,236	2,431
Net unrealized gains (losses) on other-than-temporarily impaired securities	18	22

Net unrealized investment gains (losses)	1,254	2,453

Derivatives qualifying as hedges	2,045	2,070
Foreign currency translation and other adjustments	(289)	(77)

Total accumulated other comprehensive income (loss)	3,010	4,446
Retained earnings	564	1,179
Treasury stock, at cost	(2,700)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	12,824	14,923
Noncontrolling interests	1,813	1,874

Total equity	14,637	16,797

Total liabilities and equity	$106,431	$111,316

Impact of Foreign Exchange on Operating Results[9] Three months ended December 31, 2015
	Percentages Including Foreign Exchange	Percentages Excluding Foreign Exchange[10]
Canada Mortgage Insurance (MI):
Flow new insurance written	(15)%	—%
Flow new insurance written (4Q15 vs. 3Q15)	(29)%	(26)%

Australia MI:
Flow new insurance written	(43)%	(30)%
Flow new insurance written (4Q15 vs. 3Q15)	(27)%	(24)%

[9]	All percentages are comparing the fourth quarter of 2015 to the fourth quarter of 2014 unless otherwise stated.
[10]	The impact of foreign exchange was calculated using the comparable prior period exchange rates.

Reconciliation of Core Yield to Reported Yield

(Assets—amounts in billions)	Three months ended December 31, 2015
Reported Total Invested Assets and Cash	$75.1
Subtract:
Securities lending	0.3
Unrealized gains (losses)	4.2
Derivative counterparty collateral	—

Adjusted end of period invested assets	$70.6

Average Invested Assets Used in Reported Yield Calculation	$70.2
Subtract:
Restricted commercial mortgage loans and other invested assets related to securitization entities[11]	0.2

Average Invested Assets Used in Core Yield Calculation	$70.0

(Income—amounts in millions)
Reported Net Investment Income	$781
Subtract:
Bond calls and commercial mortgage loan prepayments	18
Other non-core items[12]	(2)
Restricted commercial mortgage loans and other invested assets related to securitization entities[11]	3

Core Net Investment Income	$762

Reported Yield	4.45%

Core Yield	4.35%

[11]	Represents the incremental assets and investment income related to restricted commercial mortgage loans and other invested assets.
[12]	Includes cost basis adjustments on structured securities and various other immaterial items.